As filed with the Securities and Exchange Commission on July 12, 2002

Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

UTSTARCOM, INC.

(Exact name of Registrant as specified in its charter)

Delaware	52-1782500
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

UTSTARCOM, INC.

1275 Harbor Bay Parkway, Suite 100

Alameda, California  94502

(510) 864-8800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

ISSANNI COMMUNICATIONS, INC. INCENTIVE PROGRAM

(Full title of the Plan)

Hong L. Lu

President and Chief Executive Officer

UTSTARCOM, INC.

1275 Harbor Bay Parkway, Suite 100

Alameda, California  94502

(510) 864-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carmen Chang, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California  94304

(650) 493-9300

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.00125 par value	39,876 shares	$19.53	$778,778.28	$71.65

(1)          This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)          The Proposed Maximum Offering Price Per Share has been determined in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low price of the Common Stock as reported on the Nasdaq National Market on July 8, 2002.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.            Information Incorporated by Reference.

The following documents and information previously filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)                The Registrant’s Annual Report on Form 10-K/A (Commission File No. 000-29661) for the year ended December 31, 2001, filed with the Commission on February 11, 2002.

(b)               The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the Commission on May 1, 2002.

(c)                The description of the Common Stock of the Registrant that is contained in the Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on February 23, 2000.

(d)               All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.            Description of Securities.

Not applicable.

Item 5.            Interests of Named Experts and Counsel.

Carmen Chang, a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation, is Assistant Secretary of the Registrant.  Wilson Sonsini Goodrich & Rosati is corporate counsel to the Registrant.  In addition, certain individual attorneys employed by Wilson Sonsini Goodrich & Rosati beneficially own shares of the Registrant’s Common Stock.  As of May 31, 2002, such individuals beneficially owned an aggregate of approximately 5,333 shares of the Registrant’s Common Stock.

Item 6.            Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law, the Registrant can indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative other than action by or on behalf of the Registrant, by reason of the fact that such person is or was one of its officers or directors, or is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation or enterprise.  The indemnity may include expenses including attorneys’ fees, judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Registrant’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal.  Under Delaware law, the Registrant may also indemnify officers and directors, against the expenses which such officer or director actually and reasonably incurred, in an action by or on behalf of the Registrant under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to us.

The Registrant’s certificate of incorporation contains a provision to limit the personal liability of its directors for violations of their fiduciary duty.  This provision eliminates each director’s liability to the Registrant or its stockholders for monetary damages to the fullest extent permitted under Delaware law.  The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

The Registrant’s bylaws provide for indemnification of its officers and directors to the fullest extent permitted by law.

The Registrant has also entered into indemnification agreements with its directors and officers.  The indemnification agreements provide indemnification to its directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance.  The Registrant has also obtained directors’ and officers’ liability insurance, which insures against liabilities that its directors and officers may incur in such capacities.

Item 7.            Exemption from Registration Claimed.

Not applicable.

Item 8.            Exhibits.

The Exhibits listed on the accompanying Index to Exhibits are filed as part hereof, or incorporated by reference into, this Registration Statement.  (See Exhibit Index below).

Item 9.            Undertakings.

(a)   The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Alameda, State of California on July 12, 2002.

UTSTARCOM, INC.

By:	/s/ Hong Liang Lu
Hong Liang Lu
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hong Liang Lu and Michael Sophie, jointly and severally, his/her attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Hong Liang Lu	Chief Executive Officer, President (Principal Executive Officer) and Director	July 12, 2002
Hong Liang Lu

/s/ Michael Sophie	Chief Financial Officer (Principal Financial and Accounting Officer)	July 12, 2002
Michael Sophie

/s/ Masayoshi Son	Chairman of the Board of Directors	July 12, 2002
Masayoshi Son

/s/ Ying Wu	Director	July 12, 2002
Ying Wu

/s/ Thomas J. Toy	Director	July 12, 2002
Thomas J. Toy

/s/ Larry D. Horner	Director	July 12, 2002
Larry D. Horner

/s/ Betsy S. Atkins	Director	July 12, 2002
Betsy S. Atkins

INDEX TO EXHIBITS

Exhibit Number	Exhibit Document	Sequentially Numbered Page

4.1*	Thirteenth Amended and Restated Certificate of Incorporation of Registrant
4.2*	Amended and Restated Bylaws of Registrant
4.3	Issanni Communications, Inc. Incentive Program
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the legality of securities being registered (Counsel to the Registrant)
23.1	Consent of PricewaterhouseCoopers LLP (Independent Accountants)
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (see page II-4)

*  Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (no. 333-93069), which became effective March 2, 2000.